Exhibit 99.1

For Immediate Release	Contact:	Denise Bernstein
(800) 600-6422, est. 6451.

INDEPENDENCE TAX CREDIT PLUS L.P. IV
RESPONDS TO TENDER OFFER

New York, New York -- September 27, 2007 -- Independence Tax Credit Plus L.P. IV (“Independence IV”) responded today as follows to an unsolicited tender offer (the “Offer”) by Peachtree Partners (the “Offeror”) to purchase up to 4.9% of the 45,844 outstanding limited partnership units of Independence IV at a price of $80 per unit, less certain reductions to that purchase price (including an “administrative fee” of $150 per selling investor) as described in the Offerors’ written tender offer materials dated September 17, 2007 (the “Offering Materials”).  The Offeror is not affiliated with Independence IV or its general partner.
Independence IV believes that the Offer’s price is inadequate and recommends that its unit holders not tender their units in response to the Offer.  The Offer incorrectly states that “all of the tax credits of the fund expired in 2004”. Although there can be no assurance as to future events, Independence IV currently expects to distribute tax credits to its unit holders for tax years 2007-2009. Furthermore, Independence IV believes that the aggregate value of the anticipated future tax credits will substantially exceed the Offer’s $80 price. Accordingly, unless a unit holder has no anticipated need or use for tax credits (e.g., no taxable income), or has some need to liquidate his or her investment in Independence IV now, unit holders will very likely realize superior economic results by retaining their units than by selling them in response to the Offer.

The availability and receipt by unit holders of the anticipated future tax credits are subject to certain risks, which are more fully described in both Independence IV’s original offering prospectus and in its current filings with the Securities and Exchange commission.  Such risks include:
Recapture (or Retroactive Loss) of a Portion of the Tax Credits.  The tax credit law says that some of the tax credits that the Partnership has claimed can be retroactively taken away if certain events occur and are not cured.  Examples of such events are (i) the sale or foreclosure of a property before the end of its 15-year compliance period and (ii) failure of a local partnership to comply with all of the technical requirements under the Internal Revenue Code.

General Risks of Real Estate Investment.  The Partnership’s investment as a limited partner in each of the local partnerships is subject to the risks of potential losses arising from management and ownership of improved real estate.  The Partnership’s investments also could be adversely affected by poor economic conditions generally, which could increase vacancy levels and rental payment defaults, and by increased operating expenses, any or all of which could threaten the financial viability of one or more of the local partnerships.  As noted above, the loss of a property to foreclosure before the end of the 15-year compliance period could result in the loss of future tax credits and the recapture of previously received tax credits.
                In addition, unit holders may also wish to consider the following:
First, the Offer raises certain questions about its potential impact on Independence IV’s tax status for federal income tax purposes.  Independence IV is currently treated, and has since its inception been treated, as a partnership and a pass-through entity for federal income tax purposes – a tax status that is desirable and beneficial to Independence IV and its investors. That beneficial tax status might be lost, and Independence IV might be taxed as a corporation, if it were deemed to be a “publicly traded partnership” within the meaning of the Internal Revenue Code and certain regulations promulgated by the Internal Revenue Service.  It is uncertain whether or not the Offer, if consummated, might cause Independence IV to be deemed a “publicly traded partnership” since the Offer by itself and/or in combination with other transfers of Independence IV’s units, could result in a transfer of more than two percent of the interests in Independence IV during the year, which might prevent it from relying on an Internal Revenue Service “safe harbor” protecting against publicly traded partnership treatment.  Accordingly, Independence IV will only permit units to be transferred pursuant to the Offer if the general partner determines, in its sole discretion, either that the cumulative total number of transfers in any tax year (including transfers prior to the Offer, transfer pursuant to the Offer and any amount reserved for future transfers outside of the Offer) falls within the safe harbor or that the Offeror has provided sufficient assurances and protection to Independence IV, its partners and unit holders to allow the transfers even though the aggregate annual transfers of Independence IV units may exceed the two percent safe harbor limitation.  Such sufficient assurances and protection by the Offeror would include providing Independence IV with (i) an opinion of counsel that the Offer will not result in Independence IV being deemed to be a “publicly traded partnership” for federal income tax purposes and (ii) an agreement to indemnify Independence IV, its partners and its unit holders for any loss or liability relating to any adverse tax consequences arising from the Offer.  This legal opinion and indemnity must be in a form and content satisfactory to Independence IV and its counsel.
Second, the Offering Materials contain certain ambiguous, misleading or incorrect statements of fact concerning Independence IV.  Unit holders may wish to consider the following:

As discussed above, the Offering Materials incorrectly state that the tax credits have expired.

The “administrative fee”  of $150 per selling investor may substantially reduce the net sales proceeds received by a selling unit holder.  This $150 “administrative fee” is being charged and received by the Offeror and not by Independence IV itself.  Independence IV imposes only $50 fee for its processing of transfer requests.

The Partnership currently intends to try to sell its investments in the local partnerships after the expiration of each such property’s tax credit compliance period, which might result in cash distributions to unit holders.  There can be no assurances, however, whether or when any such sales can be achieved, at what prices and terms such sales may be made and what net proceeds, if any, may be distributed to unit holders from any such sales.

The Offering Materials state that the Offeror will not purchase more than 4.9% of Independence IV’s outstanding units, including in that 4.9% amount the units already owned by the Offeror.  The Offering Materials, however, do not state how many units the Offeror already owns, so it is impossible to determine from those materials how many units the Offeror is willing to purchase.

The Offering Materials incorrectly state that “there are 28 properties” in Independence IV’s portfolio, when in fact there are 14 properties. The Offering Materials also incorrectly state that “the Partnership has been in existence for almost 15 years,” but it has actually been in existence for approximately 13 years.

Third, unit holders are reminded that any unit holder wishing to sell his, her or its Units must complete Independence IV’s standard transfer and subscription documentation in accordance with Independence IV’s standard practices and procedures. Among other things, each selling unit holder must individually sign each of Independence IV’s required transfer documents.  Pursuant to Independence IV’s well-established practices and procedures, Independence IV does not accept and, will not accept in connection with the Offer, signatures by persons other than the selling unit holder who purport to act based on a power of attorney executed by the unit holder.

Persons who wish to sell their units to the Offeror should so advise the Offeror, which will obtain from independence IV, and deliver to the selling unit holder, the required standard transfer documentation.
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Each unit holder should consult with his, her or its own investment, tax and legal advisors in deciding whether or not to tender units in response to the Offer.  As a precaution to make sure that any tendering unit holder is aware of the disclosures contained in this press release, Independence IV will require, as a condition to processing transfer requests, each tendering unit holder to sign a written statement acknowledging that they are aware of and understand the disclosures contained in this press release and that they wish to proceed with the sale of their units to the Offeror anyway.
                Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in Independence Tax Credit Plus L.P. IV’s Annual Report on Form 10-K for the period ended March 31, 2007, and in its other filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this press release.  Independence Tax Credit Plus L.P. IV expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Independence Tax Credit Plus L.P. IV’s expectations with regard thereto or change in events, conditions, or circumstance on which any such statement is based.

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